 Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.:  333-130373

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued.  Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you.  You may withdraw your indication of interest at any time prior to the notice of allocation.  The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer.  You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  You are advised that securities may not be issued that have the characteristics described in these materials.  The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials.  If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded.  Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class 1-C, Class 1-1P, Class 1-2P, Class 1-R, Class 1-RX, Class 2-C, Class 2-1P, Class 2-2P, Class 2-R and Class 2-RX Certificates.  Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

					Initial Rating of Offered Certificates (2)
Class	Original Class Principal Balance (1)	Approximate Initial Pass-Through Rate	Principal Type	Interest Type	Moody’s	S&P
Group 1
Class 1-1A1	$309,106,000	(3)	Super Senior	Variable Rate	Aaa	AAA
Class 1-1A2	$206,071,000	(3)	Senior Support	Variable Rate	Aaa(4)	AAA(4)
Class 1-2A1	$618,917,000	(3)	Super Senior	Variable Rate	Aaa	AAA
Class 1-2A2	$412,611,000	(3)	Senior Support	Variable Rate	Aaa(4)	AAA(4)
Class 1-AIO	(5)	(6)	Senior, Interest-Only	Fixed Rate	Aaa	AAA
Class 1-A3	$132,701,000	(3)	Senior Mezzanine	Variable Rate	Aaa	NR
Class 1-M1	$26,364,000	(7)	Mezzanine	Variable Rate	Aa1	NR
Class 1-M2	$14,940,000	(7)	Mezzanine	Variable Rate	Aa2	NR
Class 1-M3	$9,667,000	(7)	Mezzanine	Variable Rate	Aa3	NR
Class 1-M4	$9,667,000	(7)	Mezzanine	Variable Rate	A1	NR
Class 1-M5	$8,788,000	(7)	Mezzanine	Variable Rate	A2	NR
Group 2
Class 2-1A1	$116,046,000	(8)	Super Senior	Variable Rate	Aaa	AAA
Class 2-1A2	$77,364,000	(8)	Senior Support	Variable Rate	Aaa(4)	AAA(4)
Class 2-2A1	$146,667,000	(8)	Super Senior	Variable Rate	Aaa	AAA
Class 2-2A2	$198,408,000	(8)	Super Senior	Variable Rate	Aaa	AAA
Class 2-2A3	$30,000,000	(8)	Super Senior	Variable Rate	Aaa(4)(12)	AAA(4)(12)
Class 2-2A4	$56,157,000	(8)	Super Senior	Variable Rate	Aaa	AAA
Class 2-2A5	$39,903,000	(8)	Super Senior	Variable Rate	Aaa	AAA
Class 2-2A6	$83,142,000	(8)	Senior Support	Variable Rate	Aaa(4)	AAA(4)
Class 2-AIO	(9)	(10)	Senior, Interest-Only	Fixed Rate	Aaa	AAA
Class 2-M1	$21,869,000	(11)	Mezzanine	Variable Rate	Aaa	AA+
Class 2-M2	$12,792,000	(11)	Mezzanine	Variable Rate	Aa1	AA
Class 2-M3	$5,777,000	(11)	Mezzanine	Variable Rate	Aa1	AA-
Class 2-M4	$5,364,000	(11)	Mezzanine	Variable Rate	Aa2	A+
Class 2-M5	$4,952,000	(11)	Mezzanine	Variable Rate	Aa3	A
Class 2-M6	$9,078,000	(11)	Mezzanine	Variable Rate	A1	A
Class 2-M7	$9,490,000	(11)	Mezzanine	Variable Rate	A3	BBB
Class 2-M8	$4,126,000	(11)	Mezzanine	Variable Rate	Baa1	BBB-

_________________

(1)

Approximate, subject to adjustment as described in the prospectus supplement.

(2)

A description of the ratings on the offered certificates is set forth under the heading “Ratings” in the prospectus supplement.

(3)

The pass-through rate on any distribution date with respect to the Class 1-1A1, Class 1-1A2, Class 1-2A1, Class 1-2A2 and Class 1-A3 certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR for the related accrual period plus the related certificate margin, which will increase to the product of 2.0 multiplied by the initial certificate margin after the first possible group 1 optional termination date and (ii) the related net rate cap (as described in the prospectus supplement).

(4)

The ratings by Moody’s and S&P with respect to this class of certificates are without regard to the financial guaranty insurance policy issued by the certificate insurer.

(5)

The Class 1-AIO certificates are interest only certificates, will not be entitled to distributions in respect of principal and will bear interest on the Class 1-AIO notional amount (initially, approximately $700,000,000), as described in the prospectus supplement.

(6)

The pass-through rate on any distribution date with respect to the Class 1-AIO certificates will be a per annum rate equal to the lesser of (i) 5.000% and (ii) the related net rate cap.

(7)

The pass-through rate on any distribution date with respect to the Class 1-M1, Class 1-M2, Class 1-M3, Class 1-M4, and Class 1-M5 certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR for the related accrual period plus the related certificate margin, which will increase to the product of 1.5 multiplied by the initial certificate margin after the first possible group 1 optional termination date and (ii) the related net rate cap (as described in the prospectus supplement).

(8)

The pass-through rate on any distribution date with respect to the Class 2-1A1, Class 2-1A2, Class 2-2A1, Class 2-2A2, Class 2-2A3, Class 2-2A4, Class 2-2A5, and Class 2-2A6 certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR for the related accrual period plus the related certificate margin, which will increase to the product of 2.0 multiplied by the initial certificate margin after the first possible group 2 optional termination date and (ii) the related net rate cap (as described in the prospectus supplement).

(9)

The Class 2-AIO certificates are interest only certificates, will not be entitled to distributions in respect of principal and will bear interest on the Class 2-AIO notional amount (initially, approximately $300,000,000), as described in the prospectus supplement.

(10)

The pass-through rate on any distribution date with respect to the Class 2-AIO certificates will be a per annum rate equal to the lesser of (i) 5.000% and (ii) the related net rate cap.

(11)

The pass-through rate on any distribution date with respect to the Class 2-M1, Class 2-M2, Class 2-M3, Class 2-M4, Class 2-M5, Class 2-M6, Class 2-M7 and Class 2-M8 certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR for the related accrual period plus the related certificate margin, which will increase to the product of 1.5 multiplied by the initial certificate margin after the first possible group 2 optional termination date and (ii) the related net rate cap (as described in the prospectus supplement).

(12)

The Class 2-2A3 certificates are also rated “AAA” by DBRS, Inc.

The Offered Certificates will also have the following characteristics:

Class	Record Date (1)	Delay/ Accrual Period (2)	Interest Accrual Con-vention	Final Scheduled Distribution Date (3)	Expected Final Distribution Date (4)	Minimum Denom-inations	Incremental Denom-inations	CUSIP Number
Group 1	DD	0	actual/360			$ 25,000.00	$1
Class 1-1A1	DD	0	actual/360	May 2047	August 2015	$ 25,000.00	$1	57645N AA8
Class 1-1A2	DD	0	actual/360	May 2047	August 2015	$ 25,000.00	$1	57645N AB6
Class 1-2A1	DD	0	actual/360	May 2047	August 2015	$ 25,000.00	$1	57645N AC4
Class 1-2A2	DD	0	actual/360	May 2047	August 2015	$ 25,000.00	$1	57645N AD2
Class 1-AIO	CM	24	30/360	May 2047	January 2010	$ 100,000.00	$1	57645N AE0
Class 1-A3	DD	0	actual/360	May 2047	August 2015	$ 25,000.00	$1	57645N AL4
Class 1-M1	DD	0	actual/360	May 2047	August 2015	$ 25,000.00	$1	57645N AF7
Class 1-M2	DD	0	actual/360	May 2047	August 2015	$ 25,000.00	$1	57645N AG5
Class 1-M3	DD	0	actual/360	May 2047	January 2015	$ 25,000.00	$1	57645N AH3
Class 1-M4	DD	0	actual/360	May 2047	December 2013	$ 25,000.00	$1	57645N AJ9
Class 1-M5	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AK6
Group 2
Class 2-1A1	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AM2
Class 2-1A2	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AN0
Class 2-2A1	DD	0	actual/360	May 2047	November 2008	$ 25,000.00	$1	57645N AP5
Class 2-2A2	DD	0	actual/360	May 2047	December 2010	$ 25,000.00	$1	57645N AQ3
Class 2-2A3	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AR1
Class 2-2A4	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AS9
Class 2-2A5	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AT7
Class 2-2A6	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AU4
Class 2-AIO	CM	24	30/360	May 2047	October 2009	$ 100,000.00	$1	57645N AV2
Class 2-M1	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AW0
Class 2-M2	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AX8
Class 2-M3	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AY6
Class 2-M4	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N AZ3
Class 2-M5	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N BA7
Class 2-M6	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N BB5
Class 2-M7	DD	0	actual/360	May 2047	April 2013	$ 25,000.00	$1	57645N BC3
Class 2-M8	DD	0	actual/360	May 2047	November 2011	$ 25,000.00	$1	57645N BD1

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.  DD = for any distribution date, the business day preceding such distribution date.

(2)

24 Day = For any distribution date, the interest accrual period will be calendar month preceding that distribution date.  0 day = the period from and including the Distribution Date of the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, May 15, 2007) to and including the day preceding such Distribution Date.

(3)

These dates represent the distribution dates occurring in the month following the maturity date of the latest maturing loan in the related collateral group or groups, as applicable.

(4)

The expected final distribution date for each class of offered certificates is based upon  (i) (a) pricing speed of 25% CPR with respect to the group 1 certificates (other than the Class 1-AIO certificates) and (b) 100% of the related PPC with respect to the group 2 certificates (other than the Class 2-AIO certificates) (each as defined in “Prepayment and Yield Considerations” in the prospectus supplement), (ii) the modeling assumptions used in the prospectus supplement, as described under “Prepayment and Yield Considerations” and (iii) assuming the optional termination of the group 1 loans and group 2 loans are each exercised at the earliest possible distribution date, as described in the prospectus supplement under “The Pooling and Servicing Agreement—Group 1 Optional Termination; Group 1 Auction Sale” and “—Group 2 Optional Termination; Group 2 Auction Sale”.